CONSULTING AGREEMENT

      This Consulting Agreement (the "Agreement") is entered into effective as of July 1, 2004, by and between Weight Loss Forever International, Inc. ("WLFI"), with offices at 120 International Parkway, Suite 120, Heathrow, FL 32746, and South Beach Securities Inc. ("SBSI"), with offices at 2287 Lakeshore Boulevard, Suite 1501, Etobicoke, Ontario, Canada, Toronto, Ontario, Canada M2H 2N5.

      WHEREAS, WLFI is in need of assistance in gaining access to business and financing opportunities and SBSI is experienced in these areas and is capable of providing valuable services to WLFI.

      Therefore, it is agreed:

1. SERVICES. During the Term of this Agreement, SBSI shall provide advice to WLFI's management and shall consult with WLFI concerning financial matters in connection with the operation of the businesses of WLFI, expansion of services, acquisitions and business opportunities and consult with management of WLFI regarding corporate financing including the structures, terms, and content of bank loans, institutional loans, private debt funding, mezzanine financing, and other financing.

2. TERM. The term ("Term") of this Agreement shall commence on the date first set forth above, and shall terminate on October 31, 2004.

3. COMPENSATION. As compensation for the services rendered hereunder, WLFI shall issue to SBSI, or as SBSI may direct, cash compensation as follows:

      A. CASH FEE. WLFI agrees to pay to SBSI, or as SBSI directs, the sum of $250,000 US to be paid concurrently with the first funding of at least $500,000 from Cornell Capital Partners.

      B. FEES RELATED TO CORNELL FUNDING. WLFI will pay to SBSI, or as SBSI directs, Twenty Percent (20.0%) of the amount of each funding it receives through Cornell Capital Partners, LC for each draw in which SBSI participates, other than the first draw as set forth in Section 3(a) above. WLFI hereby confirms that SBSI is participating in the structure and facilitation of the draws, and concurrently upon each of the draws from Cornell, other than the first draw as set forth in
            Section 3(a) above, SBSI will be entitled to his Twenty Percent (20%) fee from each such draw.

4. CONFIDENTIALITY. SBSI will not disclose to any person, firm or corporation, nor use for his own benefit, during or after the Term of this Agreement, any trade secrets or other information, whether or not designated as confidential by WLFI, that is acquired by Salter in the course of performing services hereunder. Any financial advice rendered by Salter pursuant to this Agreement may not be disclosed in any manner without the prior written approval of WLFI.


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

5. INDEMNIFCATION. Each party shall defend, indemnify, and hold harmless the other party, its affiliates, directors, officers, employees, agents, attorneys, and their successors and assigns (the "Indemnified Party") from and against any and all liabilities, obligations, losses, claims, damages, costs, charges or other expenses of every kind and character (including but not limited to reasonable outside attorneys' fees and court costs) which arise out of or result from any third party claim which would not have arisen but for a breach or alleged breach of any of the indemnifying party's duties under this Agreement. The Indemnified Party agrees to notify the other party in writing by facsimile transmission and overnight courier, as soon as practicable, but at least within ten (10) business days of receipt of knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement. Each party shall have the right to hire its own counsel to defend any third party claims and the parties agree to cooperate and assist each other in defending and minimizing costs and expenses in connection with defending against any third party claims. In no circumstances will any party (i) admit to any liability of any other party to this Agreement, or (ii) prejudice or settle any claim affecting another party, without such party's prior written consent, which shall not be unreasonably withheld. The terms of any and all settlements of third party claims shall be strictly confidential unless all parties agree, or a court requires, disclosure.

6. INDEPENDENT CONTRACTOR. The relationship between SBSI and WLFI is that of independent contractors. SBSI shall not hold itself out as an agent of WLFI, nor shall it take any action from which others might infer that it is an agent of WLFI or that it is engaged in a joint venture with WLFI.

7. MISCELLANEOUS. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes any prior communications, understandings or agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by both parties. This Agreement shall be governed by the laws of the Province of Ontario applicable to contracts made and to be performed therein. The parties agree that any suit, action or proceeding arising out of or relating to this agreement or any activity or any corporation to which this agreement applies, shall be instituted in the courts of general jurisdiction in the Province of Ontario.

8. NOTICES. Any notice required or permitted hereunder shall be given in writing, and shall be deemed effectively given upon personal delivery or one business day after tender to an overnight delivery service of national reputation, addressed to the parties at the address set forth at the start of this Agreement, or at such other addresses as a Party may designate by ten days advance written.

9. COUNTERPARTS AND FACSIMILE. This agreement may be signed in one or more counterparts. Facsimile transmission of signatures of the parties shall be sufficient to constitute a binding agreement.


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      IN WITNESS  WHEREOF,  the parties have executed  this  Agreement as of the date set forth at the start of this Agreement.

WEIGHT LOSS FOREVER INTERNATIONAL, INC.         SOUTH BEACH SECURITIES INC.


By: /s/  Byron Rambo                            By: /s/ Brett Salter
    -----------------------------------         --------------------------
    Title: Chief Financial Officer              Title: President
    Name:  Byron Rambo                          Name: Brett Salter
    Dated: July 1, 2004                         Dated:_______________________


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